PRESS RELEASE OF PAYCHEX, INC. DATED MAY 15, 2023

Exhibit 99.1

—FOR IMMEDIATE RELEASE—

Paychex Names Elizabeth Roaldsen as
Senior Vice President of Operations and Customer Experience

Veteran financial industry executive to lead the company’s customer experience

Rochester, N.Y. (May 15, 2023) - Paychex, Inc., a leading provider of integrated human capital management software solutions for human resources, payroll, benefits, and insurance services, today announced that Elizabeth Roaldsen has joined the company as senior vice president of operations and customer experience. In this role, she will continue the company’s focus on delivering an industry-leading experience for its 730,000 business customers, lead more than 6,000 service employees, and serve as a member of the company’s senior executive leadership team.

“Liz Roaldsen’s proven track record of leadership is an ideal fit as we build on our half-century of service excellence combined with industry-leading HR technology and data science,” said John Gibson, Paychex president and CEO. “I’m glad to welcome her to our senior executive leadership team as we continue our commitment to deliver on our purpose – to help businesses succeed and continue our industry leadership and transformation of the HCM marketplace.”

Prior to joining Paychex, Ms. Roaldsen had nearly 30 years of successful leadership experience at HSBC, State Street, Merrill Lynch, and The Bank of New York.

Ms. Roaldsen holds an MBA from the Massachusetts Institute of Technology and a BA in Accounting from Belmont Abbey College.

About Paychex
Paychex, Inc. (Nasdaq: PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 730,000 payroll clients as of May 31, 2022, in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter and LinkedIn.

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Media Contacts:

Chris Muller

Director, Corporate Communications

Office: (585) 338-4346

cmuller@paychex.com

@Paychex